EXHIBIT 4.7

STOCK POWER

FOR VALUE RECEIVED, CannapharmaRX, Inc. hereby sells, assigns and transfers unto Elliot Zemel all of the equity, stock, or shares of any kind and form (collectively the "Shares") of 2323414 Alberta Ltd., a Canadian corporation (the "Company"), standing in its name on the books of the Company, and does hereby irrevocably constitute and appoint the CEO of the Company as attorney to transfer the said Shares on the books of the Company maintained for that purpose, with full power of substitution in the premises.

Dated: March 17, 2025

By:
Name: Constantine Nkafu
Title: CEO